EXHIBIT 5.2

SCHNADER HARRISON
SEGAL & LEWIS LLP

ATTORNEYS AT LAW

SUITE 3600 - 1600 MARKET STREET - PHILADELPHIA, PENNSYLVANIA 19103-7286

215-751-2000 - fax: 215-751-2205

http://www.schnader.com

September 28, 2000

Ira M. Dansky, Esquire
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018

            Re: Jones Apparel Group, Inc. Registration Statement on Form S-3

Dear Mr. Dansky:

    As special Pennsylvania counsel to Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), we have been requested to render this opinion in connection with Amendment No.1 to the Company's Registration Statement on Form S-3 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission (the "SEC") on September 28, 2000 under the Securities Act of 1933.

    The Registration Statement relates to the proposed sale from time to time of up to an aggregate of 457,071 shares of the Company's common stock (the "Shares") by a certain selling shareholder. The selling shareholder acquired her Shares in connection with a private transaction from an affiliate.

    For purposes of this opinion we have examined the Registration Statement; the Subsistence Certificate dated September 18, 2000 issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company; and such other documents as we deemed necessary for the purpose of rendering this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

    As special Pennsylvania counsel to the Company, we are not necessarily familiar with all of the Company's affairs. As a further basis for this opinion, we have made such inquiry of the Company as we have deemed necessary or appropriate for the purpose of rendering this opinion.

    Based on the foregoing, we are of the opinion that the Company is a corporation duly organized and validly subsisting under the laws of the Commonwealth of


Ira M. Dansky, Esquire
Jones Apparel Group, Inc.
September 28, 2000

Pennsylvania and that the Shares have been duly authorized for issuance, and when issued in accordance with the terms and conditions of the private transaction, will be validly issued, fully paid and non-assessable.

    We are attorneys admitted to the Bar in the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any jurisdiction, other than the corporate laws of the Commonwealth of Pennsylvania and the United States of America. Our examination of law relevant to the matters covered by this opinion is limited to Federal law and Pennsylvania law.

    The opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any change in law which may hereafter occur.

    This opinion is furnished for your benefit only and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

    We hereby consent to the reference to this Firm under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ Schnader Harrison Segal & Lewis, LLP SCHNADER HARRISON SEGAL & LEWIS, LLP